SUB-ITEM 77D(g)



                            POLICIES WITH RESPECT TO
                              SECURITY INVESTMENTS

                                AIM FUNDS GROUP


On March 22, 2005, the Board of Trustees (the "Board") of AIM Funds Group on behalf of AIM Basic Balanced Fund (the "Fund") adopted resolutions approving a revision to the Fund's investment strategy, so that only a minimum of 25% of the Fund's total assets must be invested in debt securities. Previously, the Fund's minimum investment in debt securities was 30% of its total assets.